Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4802
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
May 19, 2004	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
Washington, D.C.

Caesars Entertainment, Inc.
3930 Howard Hughes Parkway
Las Vegas, NV  89109

Re:                               Caesars Entertainment, Inc. Registration Statement No. 333-          ;
$375,000,000 Aggregate Principal Amount of Floating Rate
Contingent Convertible Senior Notes

Ladies and Gentlemen:

In connection with the registration by Caesars Entertainment, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on April [30], 2004 (the “Registration Statement”), for resale by the holders thereof of $375,000,000 aggregate principal amount of the Company’s Floating Rate Contingent Convertible Senior Notes due 2024 (the ”Notes”) issued pursuant to the Indenture dated as of April 7, 2004 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Notes.  For the purposes of this opinion, we have assumed that proceedings to be taken in the future will be timely completed in the manner proposed.  In addition, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1.             The Indenture has been duly authorized by all necessary corporate action of the Company, and the Indenture has been duly executed and delivered by the Company and is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.             The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.             The shares of Common Stock initially issuable upon conversion of the Securities have been duly authorized and reserved for issuance by all necessary corporate action of the Company, and when issued upon conversion of the Securities in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Indenture and the Notes, respectively are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.12 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to Indenture and the Notes (collectively the “Operative Documents”) other than the Company, (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; (ii) the Trustee has duly authorized, executed and delivered the Indenture; (iii) the Trustee has duly authorized, authenticated and delivered the Notes; (iv) each Operative Document constitutes the Trustee’s legally valid and binding agreement, enforceable against it in accordance with its terms; and (v) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.  We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status or nature or extent of the business of any parties to the Documents.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Securities.”

Very truly yours,

/s/ Latham & Watkins LLP